Exhibit 10.25

CORPORATE OFFICES: 2525 EAST EL SEGUNDO BOULEVARD EL SEGUNDO, CALIFORNIA 90245-4632 (310) 536-0611

August 15, 2005

Barry D. Emerson
5144 Newton Street
Torrance, California 90505

Re: Job Offer

Dear Barry:
We are pleased that you have accepted our offer of employment, as previously discussed. This letter is intended to more fully describe the specifics of that offer.
Your starting date will be on or before September 12, 2005. You will begin in the position of Senior Vice President until such time as the Company’s fiscal 2004 10-K and first and second quarter 2005 10-Q filings are completed. Upon completion of these filings, you will be appointed to the position of Senior Vice President, Chief Financial Officer and Treasurer. You will also hold this position with our parent company, Big 5 Sporting Goods Corporation, and our subsidiary, Big 5 Services Corp.
Your starting annual base salary will be $275,000. Your starting annual bonus will be $125,000, to be paid in the first quarter of 2006 and prorated based upon the period of employment during fiscal 2005.
You will receive a one-time stock option grant to purchase 50,000 shares of Big 5 Sporting Goods Corporation common stock as of your first day of employment. The option will have a term of ten years, will vest at 25% per year, and will be fully vested after four years. The option price of the stock will be based upon the closing market price on the day you start work with our Company. Future stock option grants would be made at times and in amounts generally consistent with grants made to Company Senior Vice Presidents.
You will receive three weeks paid vacation per year from the start of employment and four weeks paid vacation per year after five years of employment.
You will be provided with a Company-leased vehicle comparable to those of other Company Senior Vice Presidents and will also be provided with a Company-paid gasoline credit card, automobile insurance and vehicle maintenance. There will be a nominal monthly employee contribution that will be deducted from your paycheck and the tax effect of the Company-provided vehicle will be reflected in your annual W-2 statement. All paperwork covering the Company-provided vehicle will be given to you on your first day of work.

ADDRESS REPLY TO: POST OFFICE BOX 92088, LOS ANGELES, CALIFORNIA 90009-2088

Barry D. Emerson
August 15, 2005

The Company will enter into a mutually acceptable written severance agreement with you in connection with your employment. The employment agreement will provide that you are employed “at will”, as with all office employees, and as such the Company, or you, can terminate your employment at any time for any reason. If the Company terminates your employment other than for “cause” (as defined below), you will receive a severance package which will include one-year’s base salary, less applicable tax withholding, and one year’s health coverage for you and your family paid by the Company under COBRA. Termination for “cause” shall mean termination by the Company by reason of (i) willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or (ii) gross negligence or intentional misconduct with respect to the performance of your duties.
We feel confident that you will be a tremendous addition to our organization and trust that the above terms are acceptable to you. Please indicate your acceptance of this written offer by signing and returning the enclosed copy of this letter.
Sincerely,
Big 5 Corp.
/s/ Steven G. Miller
Steven G. Miller
Chairman, President and Chief Executive Officer
Accepted:

/s/ Barry D. Emerson	August 16, 2005

Barry D. Emerson	Date

cc:	Jeff Fraley
Gary Meade